Exhibit 99.1

Traws Pharma Reports Second Quarter 2025 Results
and Business Highlights

Advancing novel programs for respiratory viruses that pose pandemic threats or risk of serious illness, including SARS CoV2 (ratutrelvir) and influenza (Tivoxavir marboxil, TXM)

Prioritization of ratutrelvir, a ritonavir-free, protease inhibitor regimen in development for Acute and Long COVID, reflects the ongoing infection risk and greater need, with waning vaccine utilization

A submitted HREC study will enable initiation of Phase 2 studies of ratutrelvir in newly diagnosed COVID patients, with extensions to assess rebound and Long COVID, as well as evaluation in PAXLOVID®-ineligible subjects

TXM program to emphasize focus on stockpiling readiness

Traws to host a Q2 2025 business update call today, August 14th at 8:30 AM ET

NEWTOWN, PA, August 14, 2025 (GLOBE NEWSWIRE) – Traws Pharma, Inc. (NASDAQ: TRAW) (“Traws Pharma”, “Traws” or “the Company”), a clinical-stage biopharmaceutical company developing novel therapies to target critical threats to human health from respiratory viral diseases, today reported financial results for the quarter ended June 30, 2025 and provided recent business highlights for its antiviral programs. Importantly, unlike vaccines, antivirals are both therapeutic, eliminating viral infections, as well as prophylactic, preventing viral infections or spreading of infection to others.

“Traws has made good progress this year towards our goal of bringing our antiviral candidates to patients as soon as possible. We have reprioritized our clinical trial plans to reflect potential short and medium-term shareholder value with the following actions”, said Iain D. Dukes, MA, DPhil, Interim Chief Executive Officer of Traws Pharma:

•	“In our COVID program, we have submitted to Human Research Ethics Committee (HREC) a Phase 2 study of ratutrelvir, a potential best in class ritonavir-free agent, in newly-diagnosed COVID patients versus PAXLOVID® to evaluate safety and efficacy, as well as rates of disease rebound and incidence of Long COVID development. Separately, we have proposed to evaluate ratutrelvir in a single-arm study in PAXLOVID®-ineligible patients, who represent a significant vulnerable population with few treatment options. Our expectation is to be able to report the results of these Phase 2 studies by year-end 2025. Importantly, in second quarter 2025, Pfizer reported $427 million in sales for PAXLOVID®, representing a 70% increase compared to the same period in the prior year[1].

•	For the influenza program, we will continue our constructive discussions with the Biomedical Advanced Research and Development Authority (BARDA) regarding the inclusion of TXM in the drug stockpiling initiative for influenza, including bird flu. We believe that this represents the major short-to- medium-term commercial potential for this program. While H5N1 influenza is widespread in poultry and dairy herds, with several recent human cases in farm workers, it has not progressed to date in the U.S. at rates feared for a near-term potential pandemic.

The current health risk has been determined to be low by the Centers for Disease Control and Prevention (CDC), which continues to monitor for bird flu transmission in humans. Accordingly, the immediate likelihood of successfully recruiting a Phase 2 study incorporating bird flu-infected subjects would be low and initiation of this study has been deferred. During a Type D meeting, the FDA reaffirmed its position that clinical trial data, rather than reliance on the Animal Rule, is the registrational path for bird flu therapeutics. Recent approval of our Phase 2 bird flu/seasonal flu phase 2 protocol by Australian and South Korean regulatory authorities will allow us to quickly initiate a clinical study in either the Southern or Northern Hemispheres, respectively, should the incidence rate of bird flu increase.”

“As the end of summer draws near, we are acutely aware that autumn is a time of heightened COVID and influenza awareness and vulnerability for many people across the country, as both viruses continue to mutate and pose critical threats to human health,” said Robert Redfield, MD, Chief Medical Officer of Traws Pharma. “Furthermore, with close to one million COVID and influenza hospitalizations and tens of thousands of deaths reported in the 2024-2025 virus season2,3, we know that COVID and influenza have not “gone away”. We also know from experience that each COVID and influenza hospitalization touches multiple lives and is a source of medical costs, lost time and lost wages for families and caregivers. Current treatments do not provide full antiviral coverage, and in the case of COVID, require accompanying agents that can result in drug-drug interactions, or enable rebound infections and long-term viral syndromes. We believe that Traws’ ritonavir-free COVID and once-daily flu candidates each have the potential to overcome the shortcomings of current treatments and become the new standard of care.”

“COVID is now established as a long-term public health challenge, with an increasing burden of disease for people suffering from post-acute sequelae of COVID, also known as Long COVID4. The current approved antiviral, PAXLOVID®, is frequently contra-indicated in vulnerable populations, including the elderly and immunocompromised individuals, due to ritonavir-based drug-drug interactions5. Ratutrelvir has an emerging profile that could position it for wide adoption, especially in vulnerable individuals, based on its broad activity against a range of resistant strains,” said C. David Pauza, Chief Science Officer of Traws. “In addition, ratutrelvir’s good overall tolerability allows once-daily, single tablet dosing for 10 days, which could reduce the rate of rebound and, consequently, the risk of Long COVID. We intend to progress the development of ratutrelvir in the coming months, starting with a Phase 2 study planned to begin soon in the Southern Hemisphere. Positive results could provide important proof-of-concept data and represent a valuable inflection point for the program.”

Recent Highlights and Anticipated Milestones:

Product Development

Ratutrelvir (COVID)

A ritonavir-independent investigational oral Main protease (Mpro) inhibitor designed to be administered as a single dose, with potential for once-daily, 10-day dosing

•	Intended Indication: Treatment of acute COVID infection, with potential to reduce the risk of COVID rebound and Long COVID including in currently PAXLOVID® -ineligible patients

•	U.S. Market Opportunity: Estimated to be a multi-billion dollar market opportunity[6,7]

•	Recent Updates:

o	Phase 1 studies have shown that ratutrelvir maintained plasma drug levels four times above the EC90 over a 10-day treatment period in healthy volunteers, with no drug-induced metabolism and no treatment-related adverse events. These data, combined with preclinical studies showing potent suppression of resistant virus, suggest that ratutrelvir could represent a novel, best-in-class therapy for acute COVID that could minimize the risk of viral rebound and Long COVID, supporting further development

•	Next Steps:

o	Phase 2 initiation: Initiate dosing in a Phase 2 non-inferiority study in Australia that will evaluate the effects of ratutrelvir, a potential best in class protease inhibitor that does not require ritonavir administration, compared to PAXLOVID®, in newly diagnosed COVID patients. The study plan also includes a single arm to evaluate the safety and efficacy of ratutrelvir in patients who are ineligible for treatment with PAXLOVID®.

Tivoxavir Marboxil (TXM, Bird flu and seasonal flu)

A single-dose, investigational CAP-dependent endonuclease inhibitor

•	Intended Indication: Treatment or prevention of H5N1 bird flu and seasonal flu

•	U.S. Market Opportunity: Estimated to be a multi-billion dollar market opportunity, including, in the short- to medium-term, potential stockpiling[8,9]

•	Recent Updates:

o	Phase 1 data showed that TXM maintained plasma blood levels above the EC90 for approximately three weeks after a single oral dose, with good overall tolerability; these data support the use of TXM as a single-dose treatment

o	TXM has demonstrated compelling protection against mortality and disease in three well accepted flu models (mice, ferrets and non-human primates) that evaluated a single, oral dose of TXM in a virus challenge study using H5N1 virus isolated from a dairy worker. TXM treatment reduced viral burden (all species) and increased survival (mice and ferrets), with improved lung pathology (all species), with good overall safety. These data provide a strong foundation for evaluating TXM in both seasonal flu and H5N1 bird flu

•	Next Steps:

o	Stockpiling readiness: Advance discussions with BARDA and other regulatory agencies regarding the inclusion of TXM in the drug stock piling initiative for pandemic preparedness, including bird flu. Carefully watch the CDC monitoring system for bird flu transmissions to humans during the upcoming months.

Legacy Programs: Traws’ strategic objective for its legacy oncology assets (rigosertib and narazaciclib) is to establish additional partnerships for further development.

Rigosertib

•	Intended Indication: Treatment of recessive dystrophic epidermolysis bullosa associated locally advanced or metastatic squamous cell carcinoma (RDEB SCC)

•	U.S. Market Opportunity: RDEB SCC is an ultra rare, complicated monogenic disease with a highly aggressive and early metastasizing course, with a cumulative risk of death of approximately 70-79% by 45-55 years of age[10,11]

•	Recent Updates:

o	Publication of key clinical efficacy data for rigosertib in RDEB SCC in the British Journal of Dermatology[12] showing a compelling overall response rate of 80%, with complete responses in 50% of evaluable patients and good overall tolerability. These data suggest that rigosertib is a potential treatment for RDEB SCC, where there is a substantial unmet need and no approved therapies.

•	Next Steps:

o	Exploring pathways to advance this important potential medicine: Traws is seeking partnership opportunities to support further development of rigosertib

Corporate Updates

Management Updates:

•	Jack Stover was named Chairman of the Board on April 15, 2025, with the transition of Iain D. Dukes, MA, D. Phil to Board Member, with his expanded responsibilities as Interim Chief Executive Officer (announced March 31, 2025).

•	Charles Parker was named Interim Chief Financial Officer (CFO) on July 5, 2025, succeeding former Interim CFO Nora Brennan.

Conference Call and Webcast Information

Traws will host a conference call today, August 14, 2025, at 8:30 AM ET to discuss its Q2 results and pipeline progress.

•	Dial-in (U.S.): 1-877-407-0789

•	Dial-in (International): 1-201-689-8562

•	Conference ID: 13754425

•	Webcast Access: Click Here

A replay of the webcast will be available on the Investors section of the Traws website at https://www.trawspharma.com/corporate-events-presentations.

Financial Results:

Cash, cash equivalents and short-term investments: As of June 30, 2025, the Company had cash, cash equivalents, and short-term investments of approximately $13.1 million, compared to approximately $21.3 million as of December 31, 2024.

Revenue for the quarter ended June 30, 2025, was $2.7 million, compared to $57 thousand for the comparable period in 2024. This increase of $2.7 million is attributable to $2.7 million in deferred revenue, recognized as revenue in the second quarter 2025, related to the mutual termination in April 2025 of a licensing agreement associated with our legacy oncology program.

Research and development (R&D) expense for the quarter ended June 30, 2025, totaled $2.3 million, compared to $4.0 million for the comparable period in 2024. This decrease of $1.7 million primarily relates to a decrease in expenses related to the oncology program and personnel expenses, partially offset by an increase in expenses related to our virology programs.

General and administrative (G&A) expense for the quarter ended June 30, 2025, totaled $1.7 million, compared to $2.0 million for the comparable period in 2024. This decrease of $0.3 million was primarily attributable to a decrease in personnel related expenses and stock-based compensation, partially offset by an increase in professional and consulting fees

Net Income (loss): The net loss for the quarter ended June 30, 2025 was $0.9 million, or a net loss of $0.11 per basic common and diluted common share. This compares to a net loss of $123.1 million, or a net loss of $20.52 per basic and diluted common share, for the quarter ended June 30, 2024, which included a one-time charge of $117.5 million for acquired in-process research and development related to Onconova’s April 2024 acquisition of Trawsfynydd.

Shares Outstanding: Traws had 7,063,829 shares of common stock outstanding as of August 13, 2025.

About Ratutrelvir

Ratutrelvir is an investigational oral, small molecule Mpro (3CL protease) inhibitor designed to be a broadly acting treatment for SARS-CoV-2/COVID-19 that is used without ritonavir. It has demonstrated in vitro activity against a range of virus strains. Preclinical and Phase 1 studies show that ratutrelvir does not require co-administration with a metabolic inhibitor, such as ritonavir, which could avoid ritonavir-associated drug-drug interactions5, and potentially enable wider patient use. Phase 1 data also show that ratutrelvir’s pharmacokinetic (PK) profile demonstrated maintenance of target blood plasma levels approximately 13 times above the EC50 using the target Phase 2 dosing regimen of 600 mg/day for ten days, which may also reduce the likelihood of clinical rebound and, consequently, reduce the risk for Long COVID4. Industry data indicate that COVID treatment represents a potential multi-billion dollar market opportunity6,7.

About Tivoxavir Marboxil

Tivoxavir marboxil (TXM) is an investigational oral, small molecule CAP-dependent endonuclease inhibitor designed to be administered as a single-dose for the treatment of bird flu and seasonal influenza. It has shown potent in vitro activity against a range of influenza strains in preclinical studies, including a human isolate of the highly pathogenic avian flu H5N1 (bird flu). Consistent, positive preclinical data from three animal species indicate that a single dose of TXM demonstrated a therapeutic effect against H5N1 bird flu. Seasonal influenza represents an estimated multi-billion dollar antiviral market opportunity, largely driven by global health organizations, practice guidelines and government tenders and inclusion in drug stock piling initiatives8,9, with upside potential from potential pandemic flu outbreaks including H5N1 bird flu. We believe that these data support further development of TXM as a treatment for bird flu.

Source information:

1.	Pfizer Inc. Q2 2025 report, August 5, 2025

2.	https://www.cdc.gov/covid/php/surveillance/burden-estimates.html

3.	https://www.cdc.gov/flu-burden/php/data-vis/2024-2025.html

4.	Carly Herbert et al. (2025) Clinical Infectious Diseases. https://doi.org/10.1093/cid/ciae539

5.	https://ascpt.onlinelibrary.wiley.com/doi/pdf/10.1002/cpt.2646

6.	Pfizer Inc. 10K report 2024, Feb 27, 2025

7.	Merck & Co 10K, Feb 25, 2025

8.	Per link

9.	TRAW data on file

10.	Mellerio et al. Br J Dermatol. 2016 Jan; 174(1):56-67. doi: 10.1111/bjd.14104

11.	Fine et al. J Am Acad Dermatol. 2009 Feb; 60(2):203-11. doi: 10.1016/j.jaad.2008.09.035.

12.	Martin Laimer, Andrew P South, Elisabeth Mayr, Sophie Kitzmueller, Lauren Banner, Michael Alexander, Linda Hosler, Henry Yang, Matthew Parris, Meena Arora, Georg Zimmermann, Gregor Schweighofer-Zwink, Johann W Bauer, Neda Nikbakht, Efficacy and Safety of Rigosertib in Patients with Recessive Dystrophic Epidermolysis Bullosa Associated Advanced/Metastatic Cutaneous Squamous Cell Carcinoma, British Journal of Dermatology, 2025;, ljaf205, https://doi.org/10.1093/bjd/ljaf205

Third-party products mentioned herein are the trademarks of their respective owners.

About Traws Pharma, Inc.

Traws Pharma is a clinical stage biopharmaceutical company dedicated to developing novel therapies to target critical threats to human health in respiratory viral diseases. Traws integrates antiviral drug development, medical intelligence and regulatory strategy to meet real world challenges in the treatment of viral diseases. We are advancing novel investigational oral small molecule antiviral agents that have potent activity against difficult to treat or resistant virus strains that threaten human health: COVID-19/Long COVID and bird flu and seasonal influenza. Ratutrelvir is in development as a ritonavir-independent COVID treatment, targeting the Main protease (Mpro or 3CL protease). Tivoxavir marboxil is in development as a single dose treatment for bird flu and seasonal influenza, targeting the influenza cap-dependent endonuclease (CEN).

Traws is actively seeking development and commercialization partners for its legacy clinical oncology programs, rigosertib and narazaciclib. More details can be found on Traws’ website at https://www.ir.trawspharma.com/partnering.

For more information, please visit www.trawspharma.com and follow us on LinkedIn.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties including statements regarding the Company, its business and product candidates, including the potential opportunity, market size, benefits, effectiveness, safety, and the clinical and regulatory plans for ratutrelvir and tivoxavir marboxil, as well as plans for its legacy programs. The Company has attempted to identify forward-looking statements by terminology including “believes”, “estimates”, “anticipates”, “expects”, “plans”, “intends”, “may”, “could”, “might”, “will”, “should”, “preliminary”, “encouraging”, “approximately” or other words that convey uncertainty of future events or outcomes. Although Traws believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the success and timing of Traws’ clinical trials, Traws’ interactions with the FDA, BARDA and similar foreign regulators, collaborations, market conditions, regulatory requirements and pathways for approval, the ongoing need for improved therapy to reduce the frequency of clinical rebound and the concomitant risk for Long COVID, the extent of the spread and threat of the bird flu, Traws’ ability to raise additional capital when needed, and those discussed under the heading “Risk Factors” in Traws’ filings with the U.S. Securities and Exchange Commission (SEC). Any forward-looking statements contained in this release speak only as of its date. Traws undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except to the extent required by law.

Traws Pharma Contact:

Charles Parker

Traws Pharma, Inc.
cparker@trawspharma.com

www.trawspharma.com

Investor Contact:

John Fraunces
LifeSci Advisors, LLC
917-335-2395
jfraunces@lifesciadvisors.com

Traws Pharma, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$13,081,000	$21,338,000
Tax incentive and other receivables	1,323,000	1,765,000
Prepaid expenses and other assets	966,000	1,848,000
Total current assets	15,370,000	24,951,000
Property and equipment, net	8,000	10,000
Other assets	244,000	1,000
Total assets	$15,622,000	$24,962,000
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$4,759,000	$8,186,000
Accrued expenses and other liabilities	2,593,000	3,121,000
Deferred revenue	—	226,000
Total current liabilities	7,352,000	11,533,000
Deferred revenue, non-current	—	2,565,000
Warrant liabilities	8,000	42,494,000
Total liabilities	7,360,000	56,592,000

Commitments and contingencies (Note 5)

Stockholders’ equity (deficit):
Series C Preferred stock, $0.01 par value, 5,000,000 shares authorized, 7,440 shares issued, 6,737 and 7,398 shares outstanding at June 30, 2025 and December 31, 2024, respectively	—	—
Common stock, $0.01 par value, 250,000,000 shares authorized, 7,069,148 and 3,650,731 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	71,000	36,000
Additional paid-in capital	636,761,000	617,530,000
Accumulated deficit	(628,579,000)	(649,154,000)
Accumulated other comprehensive income (loss)	9,000	(42,000)
Total stockholders’ equity (deficit)	8,262,000	(31,630,000)
Total liabilities and stockholders’ equity (deficit)	$15,622,000	$24,962,000

Traws Pharma, Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue	$2,733,000	$57,000	$2,790,000	$113,000
Operating expenses:
Acquired in-process research and development	—	117,464,000	—	117,464,000
Research and development	2,291,000	3,964,000	4,797,000	5,876,000
General and administrative	1,691,000	1,977,000	4,445,000	5,333,000
Total operating expenses	3,982,000	123,405,000	9,242,000	128,673,000
Loss from operations	(1,249,000)	(123,348,000)	(6,452,000)	(128,560,000)
Change in fair value of warrant liability	146,000	—	26,659,000	—
Other income, net	188,000	205,000	368,000	434,000
Net (loss) income	$(915,000)	$(123,143,000)	$20,575,000	$(128,126,000)
Net (loss) income attributable to common stockholders, basic and diluted	$(625,000)	$(20,774,000)	$14,860,000	$(34,716,000)
Weighted-average shares of common stock outstanding, basic	5,820,903	1,012,430	7,359,825	927,084
Net (loss) income per share of common stock, basic	$(0.11)	$(20.52)	$2.02	$(37.45)
Weighted-average shares of common stock outstanding, diluted	5,820,903	1,012,430	7,614,325	927,084
Net (loss) income per share of common stock, diluted	$(0.11)	$(20.52)	$1.95	$(37.45)
Net (loss) income attributable to Series C Preferred stockholders, basic and diluted	$(290,000)	$(102,369,000)	$5,715,000	$(93,410,000)
Weighted-average shares of Series C Preferred outstanding, basic and diluted	6,759	12,473	7,077	6,236
Net (loss) income per share of Series C Preferred, basic and diluted	$(42.91)	$(8,207.46)	$807.55	$(14,978.34)